Exhibit 10

    Summary of Employment Agreement between the Company and Steven H. Cardin, effective October 1, 2001

Effective October 1, 2001, the Company entered into a new five-year employment agreement with its president, Mr. Steven H. Cardin. The Agreement provides that Mr. Cardin shall receive a base salary of $191,000 per annum, escalating at no less than 5% per annum, and an annual bonus of no less than 10% of the Company's earnings before income tax payable either in cash, or, at Mr. Cardin's election, in shares of the Company's Common stock at then fair market value. Pursuant to three previous employment agreements with the Company, Mr. Cardin had purchased 3,759,864 shares of the Company's Common stock from the Company at fair market value in three separate non-cash transactions for three non-recourse notes receivable that were secured by the shares and that were subsequently consolidated into a single $306,000 non-recourse note receivable. The new employment agreement provides that the note will remain non-recourse and will remain secured by the 3,759,864 shares, and also that the note will continue to bear interest at the Applicable Federal Rate and will become due and payable at the end of the employment agreement. The agreement also continues to provide that Mr. Cardin can pay the principal amount of the loans with shares of the Company's common stock and that the Company will reimburse Mr. Cardin for interest expense related to the loans and will indemnify him against additional tax due as a result of such reimbursement and indemnification. Should Mr. Cardin default on the loans, the shares will revert to the Company.

The agreement also provides that, in the event the Company terminates Mr. Cardin's employment by reason of his permanent disability, the Company shall (1) pay Mr. Cardin a total sum, payable in 24 equal monthly installments, equal to 50% of the base salary to which he would have been entitled had he performed his duties for the Company for a period of two years after his termination less the amount of any disability insurance benefits he receives under policies maintained by the Company for his benefit, and (2) continue to provide Mr. Cardin with all fringe benefits provided to him at the time of his permanent disability for a period of two years following such permanent disability.

The agreement also provides that, in the event the Company terminates Mr. Cardin's employment in breach of the agreement, or in the event that Mr. Cardin terminates his employment because his circumstances of employment shall have changed subsequent to a change in control, then the Company shall pay Mr. Cardin a lump sum payment equal to the sum of (1) twice Mr. Cardin's base salary during the 12-month period immediately preceding the termination of his employment, (2) the greater of (a) twice any annual bonus paid to or accrued with respect to Mr. Cardin by the Company during the fiscal year immediately preceding the fiscal year in which his employment shall have been terminated and (b) three times his base salary during the 12-month period immediately preceding the termination of his employment, and (3) any other compensation owed to Mr. Cardin at the time of his termination. The agreement also provides that the Company will indemnify Mr. Cardin against any special tax that may be imposed on him as a result of any such termination payment made by the Company pursuant to the agreement.

Under the employment agreement, a change in control is deemed to occur (1) if there is a change of one-third of the Board of Directors under certain conditions, (2) if there is a sale of all or substantially all of the Company's assets, (3) upon certain mergers or consolidations, (4) under certain circumstances if another person (or persons) acquires 20% or more of the outstanding voting shares of the Company, or (5) if any person except the employee shall own or control half of such outstanding voting shares.